Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Univar Inc. that is made part of the Registration Statement (Form S-4 No. 333-228154) and related Prospectus of Univar Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2018, except for Notes 2, 4, 6, 7 and 21, as to which the date is November 1, 2018 with respect to the consolidated financial statements of Univar Inc., and our report dated February 28, 2018, with respect to the effectiveness of internal control over financial reporting of Univar Inc., included in its Current Report on Form 8-K for the year ended December 31, 2017, filed on November 1, 2018 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 14, 2018